2600 Virginia Avenue, NW
                                    Suite 500
                              Washington, DC 20037

Phone: (202) 965-0777                                       Fax: (202) 965-0886

                         AVIATION GENERAL, INCORPORATED

COMMANDER AIRCRAFT COMPANY                   STRATEGIC JET SERVICES, INC.



PRESS RELEASE                                            December 27, 2002
-------------


             COMMANDER AIRCRAFT COMPANY FILES CHAPTER 11 BANKRUPTCY


Bethany, Oklahoma - Commander Aircraft Company, a wholly-owned subsidiary of publicly-traded Aviation General, Incorporated (OTCBB:AVGE), has filed a voluntary bankruptcy petition under Chapter 11 of the US Bankruptcy Code in Federal Court, Delaware. This will allow the Company to operate under court protection while it reorganizes and restructures its finances and business.

The Company has a relatively low cost structure and a unique business model which have helped the Company remain viable during the depressed economic and industry conditions of the past two yeas, which have worsened recently. The Company has been working amiably with its creditors and vendors representing approximately $3.7 million in total net indebtedness. After seeming to rebound in the first half of 2002, orders for new and pre-owned aircraft softened significantly during the third quarter and have virtually hit the wall recently. Unfortunately, the Chapter 11 filing became necessary primarily as a result of several expected orders for new and pre-owned aircraft failing to be consummated, producing an immediate cash flow shortage of approximately $1million.

The Company plans to continue its operations during the reorganization and its committed to supporting the fleet of existing Commander aircraft with service, parts, and refurbishment services, as well as limited production of new aircraft built to order. The Company is seeking additional DIP financing as well as qualified investors and/or merger opportunities with parties wishing to be part of a new corporate ownership structure.

Depending upon contributions from the Company's non-manufacturing activities, the Company can achieve break-even financial results with the manufacture and sale of ten to twelve new Commander aircraft per annum and can achieve significant profitability above these levels. For year 2002 ending December 31, the Company expects the delivery of only seven new aircraft with softness during the second half of the year in the Company's other operations. The Company believes the softness in its business is a result of an economic recession that began in the second half of year 2000, the significant decline in asset values in the U.S. security markets, the terrorist attack on September 11, 2001, continued anxiety over possible terrorist activities, weakness in the economy, and the drumbeat of possible war with Iraq, as well as weaknesses in international economies. Additionally, the Company's marketing, sales, and advertising expenditures have been sharply curtailed over the past two years due to budget constraints.

The Company is one of the few companies in the world with an FAA Type Certificate for production of a four-place single engine high performance aircraft. Commander aircraft are certified to the more recent stringent standards of FAR 23 through Amendment 7 and have had zero airframe ADs since recertification in 1992. Commander aircraft have become known as the "Mercedes" in their class due to attributes that include their superior safety, design, quality, comfort, resale value, and ramp appeal.

To date, approximately $40 million has been invested to build Commander Aircraft Company (reflected in the Company's tax loss carry-forward). In an industry where a $100 million investment is often insufficient to engineer, design and FAA type certify an aircraft, the Company's achievements are considerable. They include: the acquisition of Rockwell's single engine high performance Commander aircraft line, the modification and enhancement of the value of the existing fleet of Commander aircraft built from 1972 through 1979 by Rockwell International Corporation, extensively enhancing the aerodynamics, avionics, systems, interior, and power plant of the original Rockwell Commander design resulting in a new aircraft FAA type certification designated 114 B and 114 TC, the introduction of new avionics packages, enhancements and derivative aircraft models (the current 115 and 115 TC series), the establishment of manufacturing operations and marketing, aircraft brokerage, refurbishment, and service and support capabilities.

Wirt D. Walker, III, Chairman, stated, "Commander Aircraft Company, incorporated in 1988, has established a worldwide reputation for excellence in the manufacture, marketing, sales, service and support oft is top-of-the-line aircraft. We look forward to discussions with financially qualified principals who are interested in refinancing, merging, or acquiring the Company."

Aviation General, Incorporated is a publicly traded holding company with two wholly owned subsidiaries, Commander Aircraft Company and Strategic Jet Services, Inc. Commander Aircraft Company (www.commanderair.com) manufacturers, markets and provides support services for its line of single engine, high performance Commander aircraft, and consulting, sales, brokerage acquisition, and refurbishment services for all types of piston aircraft. Strategic Jet Services, Inc. (www.strategicjet.com) provides consulting sales, brokerage, acquisition, and refurbishment services for jet aircraft.

The statements in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Readers are encouraged to refer to the risk disclosures described in the Company's reports on Forms 10-K, 10-Q and 8-K, as applicable.

For more information, contact:

Wirt D. Walker, III
Chairman/CEO
(202) 965-0777